                                                                    EXHIBIT 10.9

                               SERVICES AGREEMENT

         This is a Services Agreement ("Agreement") between Buck Investment Services, Inc., a Delaware corporation with offices at 500 Plaza Drive, Secaucus, New Jersey 07096 ("BIS"), and CH2M HILL Companies, Ltd., an Oregon corporation with offices at 6060 South Willow Drive, Greenwood Village, Colorado 80111 ("CH2M"), dated to be effective as of March 15, 1999.

         1. Scope of Agreement. This Agreement sets forth the terms and conditions under which BIS will assist with the implementation of, and serve as broker and transfer agent with respect to, CH2M's internal market as further outlined in Exhibit A (the "Services").

         2. Term. The term of this Agreement will begin March 15, 1999, and will end when terminated in accordance with the provisions hereof. BIS acknowledges the unique nature of the services it is providing under this Agreement and the difficulty CH2M would have in replacing BIS without ample notice. Accordingly, BIS agrees that so long as CH2M is not in default or breach of any of its obligations hereunder, BIS may terminate this Agreement only upon two- years' written notice of such termination to CH2M. Notwithstanding the foregoing, BIS may terminate this Agreement upon thirty (30) days prior written notice thereof to CH2M in the event of a breach or default by CH2M of any of its material obligations hereunder which shall include, without limitation, any failure or refusal to pay any amount payable to BIS pursuant hereto as and when due subject, however, to the provisions of Section 3(c) hereof.

         Subject to the provisions of Section 3(a)(iv) hereof relating to Termination Fees, CH2M may terminate this Agreement at the end of any calendar quarter upon 30-days' written notice of such termination to BIS.

         3. Fees and Expenses. (a) Fees. (i) Except where CH2M and BIS agree to the contrary for particular projects or services, CH2M will pay BIS the fees prescribed in Exhibit B.

               (ii) Any services provided by BIS at the request of CH2M which are in addition to the Services contemplated by Section 1 above (or any functional specifications developed pursuant thereto), shall be provided on such terms as may be mutually agreed upon by BIS and CH2M. If no such terms are specified, however, such services will be provided BIS's then-current time and computer charges, with reasonable and necessary out-of-pocket expenses reimbursed at cost in accordance with Section 3(b) below (all of which shall be in addition to the fees prescribed in Exhibit B or otherwise hereunder).

               (iii) For the avoidance of doubt, any services required to be provided by BIS as a result or consequence of any equity security constituting a "Penny Stock" as defined under the Securities Exchange Act of 1934 or any regulation promulgated pursuant thereto which services would not be required if such security did not constitute a "Penny Stock" will be in addition to those contemplated in Section 1 above and will be provided by BIS, to the extent practicable, at its then-current time and computer charges, with reasonable and necessary out-of-pocket expenses reimbursed at cost in accordance with the provisions of (b) below.
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               (iv) In the event that CH2M elects to terminate this Agreement at any time prior to December 31, 1999 in accordance with the provisions of Section 2 above or, in the event that this Agreement is terminated by BIS as a result of the failure or refusal of CH2M to pay any amount payable to BIS hereunder as and when due and, in any such event so long as BIS has not failed to perform any obligation required of it pursuant hereto, on or before the effective date of any such termination, CH2M shall pay to BIS a termination fee in an amount equal to the difference between (a) $125,000, and (b) the aggregate of all fees paid by CH2M pursuant to this Agreement prior to the effective date of such termination.

          (b) Expenses. In addition to the fees payable under this section, CH2M will reimburse BIS for its reasonable and customary out-of-pocket expenses, including travel, printing, postage, and dedicated telephone and computer lines, incurred in connection with the performance of Services under this Agreement.

          (c) Payment. Subject to the payment schedule provided in Exhibit B and except for any termination payment required pursuant to Section 3(a)(iv) above which shall be payable on demand, at the end of each month during the term of this Agreement, BIS will send CH2M an invoice indicating the fees and any expenses then payable under this Agreement in connection with the provision of the Services. CH2M will pay BIS the fees and expenses shown on the invoice, or pay any undisputed fees and expenses shown on the invoice and notify BIS in writing of any questions or disputes regarding the invoice, within 30 days of receiving the invoice. All amounts which are not disputed in good faith and in writing as provided above, and which are not paid within 30 days of receipt of the invoice will bear interest at the rate of 1 percent per month. All invoices will be rendered and payments will be made in U.S. dollars in the United States.

     4. Confidentiality. (a) General. CH2M and BIS may from time to time communicate to the other proprietary, confidential or other information to enable the other to perform its responsibilities under this Agreement. CH2M and BIS will treat all such information as confidential, and will take all reasonable precautions not to disclose any such information to any person outside their respective organizations without the consent of the other, including, but not limited to, all precautions taken by CH2M or BIS, as the case may be, to safeguard the confidentiality of its own proprietary and confidential business information. CH2M and BIS will also limit the use and distribution of such information within their respective organizations to the extent necessary and appropriate to perform the Services.

          (b) Exceptions. The foregoing obligation of confidentiality will not apply to information which is (i) in the public domain or comes into the public domain through no fault of CH2M or BIS; (ii) known to CH2M or BIS, as the case may be, before disclosure or subsequently independently developed by CH2M or BIS without use of or reference to such information; (iii) disclosed to CH2M or BIS by a third person under no obligation of confidentiality to CH2M or BIS; or (iv) required by any governmental authority to ensure compliance with laws, rules or regulations, in which case CH2M or BIS, as the case may be, will provide advance notice to the other of the need for the disclosure, and will not disclose absent

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consent from the other, except to the extent required by law, legal process or regulatory authority having jurisdiction over CH2M or BIS.

         5. Independent Contractor Relationship. The relationship of BIS to CH2M is that of an independent contractor, and nothing in this Agreement creates an agency, master-servant, trust, fiduciary, or any other relationship between BIS (or any of its officers, directors, or employees) and CH2M (or any of its officers, directors or employees).

         6. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breech thereof, will be settled by binding arbitration conducted by the National Association of Securities Dealers, Inc. ("NASD") in Denver, Colorado, in accordance with the Arbitration Rules of the NASD and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. It is hereby agreed and acknowledged that either party may seek, and such arbitrators may grant, injunctive relief.

         7. Complete Agreement; Governing Law. This Agreement, including Exhibits A and B hereto and any function specifications developed (and mutually agreed upon) pursuant hereto contain the entire agreement of the parties and there are no promises, understandings, or agreements of any kind pertaining to this Agreement other than stated herein. This Agreement will be construed and enforced in accordance with the laws of the State of New York without regard to the legislative or judicial conflicts of law rules of any state.

         8. Assignment. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party hereto.

         9. Limitation of Liability. Subject to the selection of remedies set forth in Section 11 of this Agreement, BIS will be responsible to CH2M only for BIS's (a) breach of a representation or warranty set forth in Section 10 of this Agreement or other material failure to perform its obligations hereunder or, (b) negligence in the performance of its obligations hereunder; or (c) wilful misconduct on the part of BIS. Notwithstanding the foregoing, BIS will not be responsible or liable to CH2M or any employee of CH2M for BIS's (i) failure to perform any services other than those specifically agreed to pursuant to this Agreement; (ii) actions or failures to act based on instructions or directions from CH2M or with the concurrence of CH2M, or (iii) failure to provide the Services listed on Exhibit A or outlined in any functional specifications developed pursuant hereto or perform any other obligation pursuant hereto primarily because of (a) any error or omission in data, documents, or information provided by or on behalf of CH2M or (b) any failure on the part of CH2M to provide any service or product required to be provided by it pursuant to Exhibit A and upon which the Services to be provided by BIS are directly or indirectly dependent.

         10. Representations and Warranties. (a) BIS represents and warrants to CH2M that at all times during the term of this Agreement -

                  (i) BIS is currently registered as a broker-dealer with the
             Securities and Exchange Commission, the National Association of Securities Dealers, Inc.


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                  and under the local laws of Peurto Rico, Washington D.C. and all states of the United States except New Hampshire and will be registered as a broker-dealer with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and each U.S. State and Territory necessary to effect all of the domestic securities transactions on the CH2M Internal Market as described in the CH2M HILL registration statement;

                           (ii)  BIS will have sufficient registered
                  representatives and registered principals to effect all of the domestic securities transactions on the CH2M Internal Market as described in the CH2M registration statement;

                           (iii) Subject to the satisfaction by CH2M of its
                  obligations under and pursuant to Exhibit A, BIS will maintain systems (including the database application described on Exhibit A) sufficient to effect all of the domestic securities transactions on the CH2M Internal Market; and

                           (iv) Subject to the satisfaction by CH2M of its obligations under and pursuant to Exhibit A, systems (including the database application described on Exhibit A) will function properly on and after January 1, 2000; will recognize and correctly manipulate any four-digit year; and will apply pivot logic to any two-digit year entered into the systems.

                  (b) CH2M represents and warrants to BIS that at all times during the term of this Agreement -

                           (i) All shares issued, purchased or sold on the Internal Market will be issued, purchased or sold in transactions registered under the Securities Act of 1933 and each applicable state securities law or will be exempt from registration; and

                           (ii) All systems and applications for which CH2M is
                  responsible (as set forth on Exhibit A) will function properly after on and after January 1, 2000; will recognize and correctly manipulate any four-digit year; and will apply pivot logic to any two-digit year entered into the systems.

                  (c) Before the first trade on the Internal Market, and at least annually thereafter, CH2M will provide BIS with an opinion or memorandum of CH2M's securities counsel setting forth CH2M's basis for determining that such transactions are required to be registered (and the current status of such registrations) or are exempt from registration in each such jurisdiction.

         11. Selection of Remedies. This Section sets forth the sole and exclusive remedies of CH2M for any matters for which BIS is liable pursuant to this Agreement.



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                  (a) Correction of Errors. BIS will make its services available without cost to correct any error or omission caused by BIS, provided such error or omission is brought to BIS's attention within 60 days of the date upon which the error or omission is, or should have been, discovered. Processing will conclusively be deemed correct if BIS is not informed of an error or omission within the aforementioned period.

                  (b) Direct Financial Loss. BIS will make whole CH2M for any direct financial loss caused by any error or omission of BIS, provided such error or omission is brought to BIS's attention within 60 days of the date upon which the error or omission is, or should have been, discovered.

                  (c) CH2M Records. BIS will make its services available without cost to correct any errors in CH2M records caused by BIS.

                  (d) License. In the event BIS fails or refuses to perform its material obligations hereunder without providing the two-years' prior written notice required by Section 2 hereof, in addition to any other remedies CH2M may have hereunder, CH2M will have a fully-paid, perpetual license to use all of the systems used by BIS to perform the Services (including the database application described on Exhibit A).

                  (e) EXCLUSION OF OTHER REMEDIES. IN NO EVENT WILL BIS BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES RELATING TO LOSS OF PROFITS, GOODWILL, OR DATA), WITHOUT REGARD TO THE LEGAL THEORY OF SUCH DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR RELATED TO SUCH SERVICES.

         12. Indemnity Against Certain Claims. CH2M will indemnify and hold harmless BIS and its affiliates (and their respective officers, directors, employees, and agents) from and against any claims, causes of action, penalties, liabilities, damages, settlements, costs, and expenses (including reasonable attorneys' fees) incurred by or brought against BIS, its affiliates or any of their respective officers, directors, employees, shareholders or agents, (including but not limited to claims of the officers, directors, shareholders, employees and agents of CH2M), arising out of or related to:

                  (a) the valuation, suitability or other investment characteristics of CH2M stock, or the investment decision by any person to buy or sell or refrain from buying or selling such stock;

                  (b) the failure of the Internal Market or the Internal Market Rules to provide liquidity for shareholders of CH2M (other than as a result of a breach by BIS of a representation of warranty contained in section 10(a));

                  (c) breach of any representation or warranty given by CH2M under this Agreement; or


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

                  (d) the failure of CH2M, any security of CH2M, or the Internal Market to comply in any respect with any law, rule or regulation applicable thereto including, without limitation, Federal and state securities laws.

                  (e) any other claim or cause of action brought by any third party which is not attributable to the negligence, recklessness or willful misconduct of BIS or its affiliates (or their respective officers, directors, employees, or agents).

BIS will promptly notify CH2M of any such claim, lawsuit or proceeding. CH2M may, at its expense, assume and control the defense and settlement of any such claim, lawsuit, or proceeding, in which case BIS will cooperate with such defense and settlement and have no further liability in connection with such claim, lawsuit, or proceeding.

         13. Notices. Notices under this Agreement shall be made in writing and be delivered to each party personally, by certified mail - return receipt requested, or by facsimile to the address for each party shown at the beginning of this Agreement or to such other address as a party may notify the other parties that it desires notices to be sent.

         14. Designation of Project Coordinators. Each party will designate to the other a Project Coordinator and a person who will be the contact person for all information technology issues associated with the performance of this Agreement. The parties may designate substitute or replacement Project Coordinators or IT Coordinators at any time. Each party will make its Project Coordinator and IT Coordinator available for planning sessions, status meetings, telephone consultation and otherwise all as reasonably required to facilitate the implementation of this Agreement.

         15. Proprietary Rights; Work Product. (a) The parties hereto acknowledge and agree that (i) all CH2M-related data and information provided by CH2M for use in connection with the provision of the Services is and shall remain the property of CH2M; and (ii) the data-base table structure created or developed in connection with the implementation of this Agreement or the provision of the Services contemplated hereby shall belong to, and may be used by or for the benefit of each of BIS and CH2M; (iii) the data base administration system developed by BIS in connection with the provision of the Services and all additions, improvements and modifications made thereto (together with all proprietary rights therein including, but not limited to, trade secrets, copyrights, trademarks, service marks, trade names, specifications, techniques, know-how, methods, algorithms, procedures and documentation in or relating thereto), belong exclusively to BIS, even if CH2M assists BIS in, or pays BIS for, such additions, improvements, or modifications; and (iv) all inter/intra net front-end (web design and code development) and all additions, improvements and modifications made thereto(together with all proprietary rights therein including, but not limited to, trade secrets, copyrights, trademarks, service marks, trade names, specifications, techniques, know-how, methods, algorithms, procedures and documentation in or relating thereto), belong exclusively to CH2M, even if BIS assists CH2M in developing such additions, improvements, or modifications.



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             (b)  The provisions of Section 15(a) are subject to the
perpetual license, if any, granted pursuant to the provisions of Section 11(d) hereof.

         16. Consulting Services of Buck Consultants, Inc. This Agreement does not govern any of the terms or conditions under which Buck Consultants, Inc. provides actuarial other consulting services to CH2M.

         17. Survival. The provisions of Sections 4, 6, 7, 9, 11, 12 and 15 hereof will survive the expiration or termination of this Agreement.

         18. Force Majeure. Delay in performance or non-performance of any obligation contained herein shall be excused to the extent such failure or non-performance is caused by force majeure. For purposes of this Agreement, "force majeure" shall mean any cause or agency preventing performance of an obligation which is beyond the reasonable control of either party hereto, including without limitation, fire, flood, sabotage, shipwreck, embargo, strike, explosion, labor trouble, accident, riot, acts of governmental authority (including, without limitation, acts based on laws or regulations now in existence as well as those enacted in the future), acts of God, and delays or failure in obtaining raw materials or transportation. A party affected by force majeure shall promptly provide notice to the other, explaining the nature and expected duration thereof, and shall act diligently to remedy the interruption or delay if it is reasonably capable of being remedied. In the event of a force majeure situation, performance of Services or acceptance of Services which have been suspended shall not be required to be made up on the resumption of performance to the extent impracticable.

         19. Modifications. This Agreement may be amended only by a writing signed by all parties hereto.

                 (remainder of page intentionally left blank)

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

     Intending to be legally bound, Buck Investment Services, Inc. and CH2M HILL Companies, Ltd. have caused this Agreement to be executed by duly authorized officers on the dates shown below.

                                    BUCK INVESTMENT SERVICES, INC.

                                     /s/ Karl W. Lohwater
Date:                               --------------------------------------------
                                    Karl W. Lohwater
                                    President


                                    CH2M HILL COMPANIES. LTD.

                                     /s/ Stan Vinson
Date:                               --------------------------------------------
                                    Stan Vinson
                                    Treasurer



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                                   EXHIBIT A

                            DESCRIPTION OF SERVICES

Limited Secondary Market Brokerage

BIS will act as the exclusive U.S. broker and effect all securities transactions on CH2M's Internal Market (in the United States and mutually agreed upon foreign jurisdictions) in accordance with CH2M's Internal Market Rules in effect from time to time. BIS will not be required to effect any transaction which would subject BIS to the regulation of any non-U.S. securities administrator or would, in the sole and exclusive judgment of BIS, be likely to constitute a violation of any state, Federal or NASD law, rule or regulation. Such brokerage activities will be conducted in accordance with applicable rules and regulations of the Securities Exchange Commission and the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, BIS will not serve as broker (but may serve as transfer agent) with respect to (i) transactions between the CH2M Treasury and the CH2M Internal Market; and (ii) transactions involving the use of CH2M securities as consideration for corporate acquisitions by CH2M.

Employee Stock Purchase Plan Administration

BIS and CH2M will develop and agree upon functional specifications for the administration of CH2M's employee stock purchase plan which functional specifications will effectively define and limit the services to be provided by BIS pursuant hereto. Under those functional specifications, BIS will calculate discount and shares purchased and maintain records for each participant based on CH2M payroll extracts provided by CH2M after each semi-monthly payroll date. BIS will provide CH2M such reports as it may reasonably request from time to time. BIS will calculate expense associated with such plan under Financial Accounting Standard 123 using assumptions and methodology approved by CH2M. BIS will assist CH2M prepare employee communications related to the tax consequences of such plan and will render advice to CH2M's communications team, but BIS will not be responsible for developing other communications materials.

Transfer Agent and Stock Administration

Effective January 1, 2000, BIS will act as CH2M's transfer agent and maintain CH2M's stockholder records and provide CH2M such reports as CH2M may request from time to time. BIS will provide CH2M reports indicating those shareholders of CH2M who are identified by CH2M as subject to section 16(b) of the Securities Exchange Act of 1934 and transactions involving Rule 144 promulgated under such Act. In each case, BIS may rely upon counsel to CH2M regarding the identification of individuals who are subject to section 16(b) and Rule 144.

Information Technology

The services described above will be based on a Microsoft SQL Server 7.0 database and Access 97 database application that will reside on CH2M servers, which servers will remain the


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exclusive property of CH2M. BIS and CH2M will jointly develop and agree upon business requirements and systems architecture for such application.

BIS will be responsible for database and database application design and code development; CH2M will provide reasonable assistance inc such design and code development. CH2M will be responsible for Intranet applications design (including designing the look and feel of the web site, logos and banners, navigation bars or tools, page layout, and object placement) and code development (including coding HTML pages, CGI scripts, Java applets or other applications); BIS will provide reasonable assistance in such design and code development. CH2M will be responsible for design and code development relating to the integration of the Intranet site with the database application; BIS will provide reasonable assistance in such design and code development.

CH2M will be responsible for server administration and system security and backup; BIS will be responsible for database administration and will have the sole authority to alter or write to the database application. CH2M will also be responsible for update and maintenance of (and will have sole ownership of) all indicative or demographic data in its human resources information system, which indicative or demographic data will be linked to the database application. CH2M will have read-only access to the data in the database, provided, however, that CH2M may write to a pending transactions table or database.



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                                   EXHIBIT B

                               SCHEDULE OF FEES


CH2M will pay BIS the following fees and expenses:

Implementation (Set-Up) Fees in 1999

In consideration for, and subject to the implementation (Set-Up) by BIS of the Internal Market, CH2M will pay BIS implementation fees during 1999 of $125,000 ($31,250 upon execution of this Agreement; $31,250 on June 30, 1999; $31,250 on September 30, 1999; and $31,250 on December 31, 1999; and

Administrative Service Fees in 2000

Beginning in 2000, CH2M will pay BIS a quarterly fee of $55,000 (offset by any brokerage commissions which BIS receives for Internal Market brokerage transactions). In the event that such brokerage commissions exceed $55,000, BIS will use the excess to defray the (non-BIS- related) costs of CH2M maintaining the Internal Market.

For each year from and after 2000 during the term of this Agreement (including any year comprising any portion of the two-year notice of termination required to be given by BIS pursuant to Section 2 hereof) CH2M will pay BIS such fees as may be mutually agreed or, in the absence of such Agreement, fees in an amount equal to 110% of the fees payable by CH2M for and in respect of the immediately preceding year. The failure of the parties to reach an agreement as to fees payable hereunder on or before March 15 of any year during the term hereof for which such fees are to be determined shall, without further action by either party, be deemed to constitute a notice of termination hereof by BIS which notice shall be deemed to have been so give effective on January 1 of such year.



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